EXHIBIT 99.1
For More Information Contact:
Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jim Trainor 714.382.2378 jim.trainor@ingrammicro.com	Ria Marie Carlson 714.382.4400 ria.carlson@ingrammicro.com

Rekha Parthasarathy 714.382.1319 rekha@ingrammicro.com	Kay Leyba 714.382.4175 kay.leyba@ingrammicro.com

LESLIE STONE HEISZ ELECTED TO INGRAM MICRO BOARD OF DIRECTORS

     SANTA ANA, Calif., Feb. 21, 2007 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced that its board of directors elected Leslie Stone Heisz to serve as an independent director effective March 1, 2007, expanding the board to 13 members.

     Heisz, an experienced investment banking and finance executive, currently is a managing director of the Los Angeles office of Lazard Freres & Co., where she provides strategic advisory services for clients in a variety of industries. Before joining Lazard in 2003, she was managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions and leading the Gaming and Leisure Group. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice, and a senior consultant specializing in strategic information systems at Price Waterhouse.

     Heisz also has experience on both public and private corporate boards. She currently is a board member for International Game Technology, a publicly-traded (NYSE: IGT) manufacturer and operator of electronic gaming devices, and for Eldorado Resorts LLC, a privately held owner and operator of casino hotels.

     “Leslie brings a valuable combination of financial expertise, general management background and board experience to Ingram Micro,” said Kent B. Foster, chairman of the board, Ingram Micro Inc. “She’s led more than 50 successful mergers and acquisitions, restructurings and public offerings, so she’s well suited for a company focused on growth, while her experience on other boards provides additional insight on corporate governance and directorship. I look forward to her leadership, and our Board welcomes Leslie to the team.”

LESLIE STONE HEISZ ELECTED TO INGRAM MICRO BOARD OF DIRECTORS…page 2-2-2

     Ms. Heisz received a Bachelor’s of Science degree in economics from the University of California at Los Angeles and an M.B.A. from the UCLA Anderson School of Management. She and her family live in Los Angeles.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 140 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

# # #

© 2007 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.